Exhibit 99.2

Intelsat to Acquire Commercial Aviation Business of Gogo

Combination Brings Together Two Complementary Powerhouses – the World’s Largest Satellite Network and the Leading Provider of Commercial In-flight Connectivity

Will Redefine the In-flight Broadband Experience and Offer More Robust Solutions for Airlines and Passengers

MCLEAN, Va.—(BUSINESS WIRE)—Aug. 31, 2020— Intelsat (OTC: INTEQ), operator of the world’s largest and most advanced satellite fleet and connectivity infrastructure, today announced that it has entered into a definitive agreement to acquire the commercial aviation business of Gogo (NASDAQ: GOGO), the largest global provider of in-flight broadband connectivity, for $400 million in cash, subject to customary adjustments.

The transaction further propels Intelsat’s efforts in the growing commercial in-flight connectivity market, pairing its high-capacity global satellite and ground network with Gogo’s installed base of more than 3,000 commercial aircraft to redefine the connectivity experience.

Gogo’s leading commercial aviation business provides Intelsat with key airline relationships and customer-facing capabilities, including a leading software platform, ISP and network management infrastructure. It currently serves 21 commercial airlines, including 9 of the top 20 global carriers.

This transaction will combine Intelsat’s next-generation high throughput space assets with Gogo’s best-in-class 2Ku antenna to uniquely position Intelsat to deliver more cost-effective and advanced commercial aviation broadband connectivity services. Passengers will benefit from an enhanced in-flight connectivity experience that delivers fast and reliable video streaming, browsing and cloud-based applications from gate to gate. Airlines can expect a fully integrated platform offering high reliability, flexibility and passenger satisfaction.

“Consumer demand for in-flight connectivity is expected to grow at a double-digit rate over the next decade, notwithstanding the impact of COVID-19. The addition of Gogo’s commercial aviation business provides compelling strategic value for our stakeholders and makes strong commercial sense,” said Intelsat’s Chief Executive Officer, Stephen Spengler. “Gogo’s business is a perfect fit with Intelsat’s expansive satellite network and infrastructure due to the breadth of Gogo’s technological solutions, global reach and operational excellence.”

Mr. Spengler continued: “A priority growth objective for Intelsat is to extend our reach closer to the millions of customers who use our satellite capabilities to stay connected around the world. The addition of Gogo’s commercial aviation business is a significant step toward this goal. We are growing beyond satellite connectivity to expand into consumer-optimized managed services.”

“We are excited to welcome the talented people of Gogo’s commercial aviation business to the Intelsat family and look forward to pairing their aviation expertise with Intelsat’s owned network capability to unlock new opportunities for growth. Our ability to execute this transaction in the midst of our financial restructuring speaks to the strength of our underlying business, our vision for the future, the commitment of key Intelsat stakeholders and the momentum that we have maintained over the past several months,” Mr. Spengler concluded.

Transaction Details

Intelsat intends to fund the transaction using its existing debtor-in-possession (DIP) financing facility and cash on hand. Intelsat’s DIP lenders have agreed to amend the DIP credit agreement to facilitate the transaction, and Intelsat’s key economic stakeholders support the transaction. On August 31, 2020, the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division, approved Intelsat’s consummation of the transaction.

The transaction is expected to close before the end of the first quarter of 2021, subject to regulatory approvals and other customary closing conditions.

Advisors

PJT Partners served as financial advisor and Kirkland & Ellis served as legal counsel to Intelsat. Alvarez & Marsal advised Intelsat on accounting, operational and tax matters related to the transaction. Altman Solon served as commercial advisor.

About Intelsat

As the foundational architects of satellite technology, Intelsat operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments, and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine here, with us, at www.intelsat.com.

Forward-Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions, and estimates. Forward-looking statements contained herein concerning, among other things, the ultimate outcome, benefits and cost savings of the transaction and timing thereof and future financial performance, involve risks and uncertainties, and are subject to change based on various important factors, including the timing of and any potential delay in consummating the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement with Gogo; the impact of changes in international, national and regional economies and our successful integration of Gogo’s commercial aviation business (including achievement of synergies and cost reductions). Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company has no obligation to update or revise these forward-looking statements and does not undertake to do so.

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Media Contacts:

Meghan Macdonald

meghan.macdonald@intelsat.com, (571) 314-4815

Kekst CNC

Sherri L. Toub

sherri.toub@kekstcnc.com

Investor Contact:

Tahmin Clarke

investor.relations@intelsat.com

Source: Intelsat